Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2012 FINANCIAL RESULTS

Englewood, Colorado, February 27, 2013 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported fourth quarter and year end 2012 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	Grew consolidated QVC revenue by 2% and adjusted OIBDA(2) by 4% in Q4

◦	Grew QVC US revenue by 2% and adjusted OIBDA by 7%

◦	QVC.com revenue as a percent of total US revenue increased to 43%, a 3 point increase

▪	Mobile penetration was 23% of QVC.com orders

▪	QVC is the second largest mobile commerce multi-category retailer in 2012, behind only Amazon, according to Internet Retailer

▪	QVC tied for 2nd (with Apple) in ForeSee Mobile Retail Satisfaction Index: Holiday Retail Edition

◦	Operating income increased 13%

•	Repurchased $177 million of Liberty Interactive stock from November 1, 2012 to January 31, 2013
Attributed to Liberty Ventures Group

•	Purchased additional 4.8 million shares of TripAdvisor, Liberty now has voting control of the company with 57% of the total votes

•	Announced full redemption of 3.25% exchangeable debentures due 2031

“QVC continues to produce solid results, with significant growth in eCommerce and mobile revenue. We are proud that a new customer satisfaction survey from ForeSee ranked QVC as one of the top performing mobile eCommerce companies,” stated Greg Maffei, Liberty President and CEO. “We accelerated our repurchases of Liberty Interactive stock and bought $177 million worth of shares. Attributable to Liberty Ventures, we purchased additional shares of TripAdvisor acquiring voting control of the company.”

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 2% to $3.1 billion in the fourth quarter and 4% to $10 billion for the year. Adjusted OIBDA increased 1% to $626 million for the quarter and 4% to $1.9 billion for the year. Operating income decreased 7% to $382 million for the quarter and 1% to $1.1 billion for the year. The increase in revenue was the result of increased revenue for QVC and the eCommerce companies. The increase in adjusted OIBDA was due to favorable results at QVC, which was offset by unfavorable results at the eCommerce companies. The decrease in operating income was primarily due to the increase in stock compensation expense and the impairment of goodwill and intangible assets at certain eCommerce subsidiaries. Operating income has been reduced by $325 million and $323 million of non-tax-deductible amortization related to Liberty's acquisition of QVC for the years ended December 31, 2011 and 2012, respectively.

QVC
QVC's consolidated net revenue increased 2% in the fourth quarter to $2.7 billion and 3% to $8.5 billion for the year. Adjusted OIBDA increased 4% to $603 million in the fourth quarter and 5% to $1.8 billion for the year.

“We see 2012 as a year highlighted by global expansion and mobile leadership for QVC,” said Mike George, QVC President and CEO. “We expanded globally by launching a joint venture in China and ended the year reaching 48 million homes in China, up from 32 million at the start of the year. Additionally, we completed important foundation work that will prepare us for more rapid global expansion in the coming years. Furthermore, QVC is now recognized as an industry leader in mobile commerce. We're truly changing the way the world shops - together with our loyal and expanding customer base.”

QVC's US revenue increased 2% to $1.8 billion in the fourth quarter and 3% to $5.6 billion for the year. The fourth quarter and full year sales showed strength in home and beauty products and full year results also showed strength in apparel sales. For the fourth quarter and full year, these increases were partially offset by a decline in electronics and jewelry product sales. Average selling price (“ASP”) increased 2% from $60.35 to $61.83 and units sold declined 1% compared to the prior year fourth quarter. The return rate was relatively flat compared to the prior year. For the full year, ASP increased 3% from $55.74 to $57.52 and units sold remained flat. Returns as a percent of gross product revenue increased 55 basis points due to the mix of products sold, namely apparel that returns at higher rates. In the fourth quarter, eCommerce revenue increased 10% to $781 million and grew to 43% from 40% as a percentage of total US net revenue. For the year, eCommerce revenue increased 12% to $2.2 billion and grew to 40% from 37% as a percentage of total US net revenue. Adjusted OIBDA increased 7% to $429 million in the fourth quarter and 5% to $1.3 billion for the year. Adjusted OIBDA margin(2) increased 109 basis points and 50 basis points for the fourth quarter and the full year, respectively. Adjusted OIBDA margin increased in the fourth quarter and full year due partially to a $20 million net favorable settlement that occurred in the fourth quarter. For the full year, adjusted OIBDA margin was also positively impacted by an improved gross margin as a result of a favorable net shipping and handling position including warehouse productivity and a decrease in credit card processing fees due to a change in US legislation associated with debit card purchases resulting in lower fees charged to merchants.

QVC's international revenue increased 1% in the fourth quarter to $864 million and 3% to $2.9 billion for the year. The fourth quarter results included the negative impact of the strengthening of the US dollar against the Japanese Yen and Euro that was somewhat offset by the weakening of the US dollar against the Pound Sterling. The full year results included the negative impact of unfavorable exchange rates in each of QVC's markets. Adjusted OIBDA decreased 2% to $174 million in the fourth quarter, but increased 6% to $536 million for the year. Adjusted OIBDA margin decreased 63 basis points and increased 50 basis points for the fourth quarter and the full year, respectively.

QVC Japan's revenue grew 6% and 11% in local currency in the fourth quarter and the full year, respectively. The increases in the fourth quarter and the full year were primarily due to increased sales in home, apparel and accessories products. QVC Japan's ASP in local currency decreased 3% and 1% for the fourth quarter and the full year, respectively. However, units shipped increased 11% and 14% for the fourth quarter and the full year, respectively. QVC Japan's fourth quarter and year-to-date returns as a percent of gross product revenue in local currency increased 106 basis points and 92 basis points, respectively, due primarily to the shift in sales mix to apparel that returns at higher rates. QVC Japan's adjusted OIBDA in local currency increased 8% for the fourth quarter and 17% for the full year. Adjusted OIBDA margin remained flat and increased 99 basis points for the fourth quarter and the full year, respectively. Adjusted OIBDA margin increased for the full year primarily due to lower packaging expense, lower commissions expense as a percentage of revenue and fixed cost leverage.
QVC Germany's revenue declined 3% and 4% in local currency in the fourth quarter and the full year, respectively. The decrease in revenue in the fourth quarter was due primarily to declines in sales of home, beauty and electronics products, offset by an increase in apparel. Full year revenue declines were primarily due to decreases in sales in the health and fitness, apparel and accessories categories, partially offset by an increase in sales of beauty products. QVC Germany's ASP in local currency decreased 5% and 3% for the fourth quarter and the full year, respectively. Units shipped increased 1% in the fourth quarter, but decreased 3% for the full year. QVC Germany's fourth quarter return rate as a percent of gross product revenue in local currency increased 26 basis points from the prior year due primarily to increased sales of apparel products that have higher return rates, while full year returns as a percent of gross product revenue declined 138 basis points from the prior year due primarily to declining sales in higher return categories, including apparel. QVC Germany's adjusted OIBDA in local currency decreased 13% for the fourth quarter and decreased 3% for the full year. Adjusted OIBDA margin decreased 205 basis points and remained flat for the fourth quarter and the full year, respectively. Adjusted OIBDA margin decreased in the fourth quarter due primarily to unfavorable product margins.

QVC UK's revenue increased 3% in local currency for both the fourth quarter and the full year. The increase in the fourth quarter was primarily due to sales in the electronics and home categories. The increase in revenue for the full year was primarily due to an increase in sales of beauty products. QVC UK's ASP in local currency increased 7% and 3% for the fourth quarter and the full year, respectively. Units shipped decreased 3% in the fourth quarter and remained flat for the full year. QVC UK's fourth quarter and full year return rates as a percent of gross product revenue in local currency increased 27 and 28 basis points, respectively, from the prior year. QVC UK's adjusted OIBDA in local currency increased 1% for the fourth quarter, but decreased 6% for the full year. Adjusted OIBDA margin increased slightly and decreased 151 basis points for the fourth quarter and the full year, respectively. For the full year, adjusted OIBDA margin decreased primarily due to lower product margins and higher transition and running costs associated with QVC UK's new headquarters move in June 2012.

QVC Italy continues the trend upward with sequential fourth quarter sales growth of 44% in local currency over the third quarter of 2012. QVC Italy's revenue increased 119% and 168% in local currency in the fourth quarter and the full year, respectively. QVC Italy's sales were primarily from the cooking and dining, beauty and apparel product categories. The adjusted OIBDA deficit improved by 44% in the fourth quarter and 34% for the year. QVC Italy's ASP in local currency increased 5% and 2% for the fourth quarter and the full year, respectively. Units shipped increased 111% in the fourth quarter and 171% for the full year.

On July 4, 2012, QVC entered into a joint venture with China Broadcasting Corporation, a limited liability company, owned by China National Radio (“CNR”) for a 49% interest in a CNR subsidiary, CNR Home Shopping Co., Ltd. (“CNRS”). CNRS had sequential sales growth in the fourth quarter of 37% in local currency over the third quarter of 2012. CNRS revenue increased 14% and 85% in local currency for the fourth quarter and the full year 2012 compared to the same periods in 2011, respectively. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $1 million and $4 million reduction in net income for the fourth quarter and full year, respectively.

QVC's outstanding bank and bond debt was $3.4 billion at December 31, 2012, an increase of $1.0 billion since the prior year. The increase was primarily associated with borrowings to fund the Liberty Ventures Group as part of the Liberty Interactive Group's recapitalization of its common stock.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 5% to $451 million for the fourth quarter and 11% to $1.5 billion for the year. Adjusted OIBDA decreased 29% to $35 million for the quarter and 22% to $96 million for the year. Operating income decreased 230% to a $39 million loss for the quarter and 247% to an $81 million loss for the year. The increase in revenue was the result of increased marketing efforts driving additional traffic, greater conversion resulting from site optimization, broader inventory offerings and a lift in sales from discounted pricing of seasonal inventory. The decrease in adjusted OIBDA was the result of increased spending in paid search as a percentage of revenue, increased promotional activity to move seasonal inventory resulting in lower gross margins and lower advertising revenue due to pricing and a shift to mobile applications. The decrease in operating income was primarily due to an impairment of goodwill and other intangibles at Celebrate Interactive and Evite as a result of continued declining operating results and unfavorable trends during 2012.

Share Repurchases
From November 1, 2012 through January 31, 2013, Liberty repurchased approximately 9.0 million Series A Liberty Interactive shares at an average cost per share of $19.76 for total cash consideration of $177.0 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 184.2 million shares at an average cost per share of $19.02 for aggregate cash consideration of $3.5 billion. These repurchases represent approximately 26.3% of the shares outstanding at the time of creation of the Liberty Interactive stock. All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures stock, were comprised of shares of the combined stocks. The total current repurchase authorization for Liberty Interactive Group stock is approximately $1.2 billion.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, MotoSport and Right Start, and also owns interests in HSN and Lockerz.

LIBERTY VENTURES GROUP - Fair value of the equity method securities and non-strategic AFS securities attributed to the Liberty Ventures Group decreased from $4.9 billion at September 30, 2012 to $3.6 billion at December 31, 2012. The decrease is primarily attributable to the sale of 12 million shares of Expedia and the consolidation of TripAdvisor due to the acquisition of the controlling interest during the fourth quarter of 2012.

Share Repurchases
There were no repurchases of Liberty Ventures Group stock from November 1, 2012 through January 31, 2012. The Liberty Ventures Group does not have an outstanding stock repurchase authorization at this time.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its interests in TripAdvisor, and Expedia, and minority interests in Time Warner and Time Warner Cable.

FOOTNOTES

1)
Liberty's President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 5:30 p.m. (ET) on February 27, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	4Q11	4Q12	% Change
Revenue
QVC
US	$1,792	$1,828	2%
International	857	864	1%
Total QVC Revenue	2,649	$2,692	2%
eCommerce businesses	430	451	5%
Total Liberty Interactive Group Revenue	$3,079	$3,143	2%

Adjusted OIBDA
QVC
US	$401	$429	7%
International	178	174	-2%
Total QVC Adjusted OIBDA	579	603	4%
eCommerce businesses	49	35	-29%
Corporate and other	(9)	(12)	-33%
Total Liberty Interactive Group Adjusted OIBDA	$619	$626	1%

Operating Income
QVC
US	$254	$312	23%
International	143	137	-4%
Total QVC Operating Income	$397	$449	13%
eCommerce businesses	30	(39)	-230%
Corporate and other	(18)	(28)	-56%
Total Liberty Interactive Group Operating Income	$409	$382	-7%

(amounts in millions)
Liberty Interactive Group Shares Outstanding	1/31/2012	1/31/2013
Outstanding A and B shares	575	542

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - FULL YEAR

(amounts in millions)	2,011	2,012	% Change
Revenue
QVC
US	$5,412	$5,585	3%
International	2,856	2,931	3%
Total QVC Revenue	$8,268	$8,516	3%
eCommerce businesses	1,348	1,502	11%
Total Liberty Interactive Group Revenue	$9,616	$10,018	4%

Adjusted OIBDA
QVC
US	$1,225	$1,292	5%
International	508	536	6%
Total QVC Adjusted OIBDA	$1,733	$1,828	5%
eCommerce businesses	123	96	-22%
Corporate and other	(29)	(27)	7%
Total Liberty Interactive Group Adjusted OIBDA	$1,827	$1,897	4%

Operating Income
QVC
US	$776	$870	12%
International	361	398	10%
Total QVC Operating Income	$1,137	$1,268	12%
eCommerce businesses	55	(81)	-247%
Corporate and other	(55)	(63)	-15%
Total Liberty Interactive Group Operating Income	$1,137	$1,124	-1%

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	4Q11	4Q12	% Change
QVC - US(1)
Revenue	$1,792	$1,828	2%
Adjusted OIBDA	$401	$429	7%
Adjusted OIBDA margin	22.38%	23.47%	109 bps
Average sale price (ASP)	60.35	61.83	2%
Units sold	32.12	31.91	-1%
Return rate	17.12%	17.02%	10 bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$712	$781	10%
eCommerce % of US revenue	39.72%	42.71%	299 bps
Mobile % of US eCommerce revenue(2)	11.84%	22.64%	NM

QVC - Japan(1)
Revenue	$344	$347	1%
Adjusted OIBDA	$78	$79	1%
Adjusted OIBDA margin	22.67%	22.77%	10 bps
Average sale price (ASP)	¥7,301.71	¥7,087.07	-3%
Units sold	4.07	4.50	11%

QVC - Germany(1)
Revenue	$311	$288	-7%
Adjusted OIBDA	$69	$58	-16%
Adjusted OIBDA margin	22.19%	20.14%	(205) bps
Average sale price (ASP)	€38.51	€36.73	-5%
Units sold	7.65	7.74	1%

QVC - UK(1)
Revenue	$187	$196	5%
Adjusted OIBDA	$40	$42	5%
Adjusted OIBDA margin	21.39%	21.43%	4 bps
Average sale price (ASP)	£29.32	£31.36	7%
Units sold	4.33	4.19	-3%

QVC - Italy(1)
Revenue	$15	$33	120%
Adjusted OIBDA	$(9)	$(5)	44%
Adjusted OIBDA margin	NM	NM	NM
Average sale price (ASP)	€33.00	€34.56	5%
Units sold	0.35	0.74	111%

(1)	Revenue and adjusted OIBDA change calculated in US dollars, not local currency

(2)	Based on gross dollar orders less projected cancellations plus waitlist shipped.

QVC OPERATING METRICS - FULL YEAR

(amounts in millions except average sale price amounts)	2,011	2,012	% Change
QVC - US(1)
Revenue	$5,412	$5,585	3%
Adjusted OIBDA	$1,225	$1,292	5%
Adjusted OIBDA margin	22.63%	23.13%	50 bps
Average sale price (ASP)	55.74	57.52	3%
Units sold	105.94	106.02	—%
Return rate	18.29%	18.84%	(55) bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$1,993	$2,239	12%
eCommerce % of US revenue	36.83%	40.09%	326 bps
Mobile % of US eCommerce revenue(2)	9.43%	19.95%	NM

QVC - Japan(1)
Revenue	$1,127	$1,247	11%
Adjusted OIBDA	$241	$279	16%
Adjusted OIBDA margin	21.38%	22.37%	99 bps
Average sale price (ASP)	¥6,595.87	¥6,531.07	-1%
Units sold	14.92	16.97	14%

QVC - Germany(1)
Revenue	$1,068	$956	-10%
Adjusted OIBDA	$199	$179	-10%
Adjusted OIBDA margin	18.63%	18.72%	9 bps
Average sale price (ASP)	€37.02	€36.08	-3%
Units sold	27.06	26.26	-3%

QVC - UK(1)
Revenue	$626	$641	2%
Adjusted OIBDA	$111	$104	-6%
Adjusted OIBDA margin	17.73%	16.22%	(151) bps
Average sale price (ASP)	£28.06	£28.98	3%
Units sold	15.02	15.06	—%

QVC - Italy(1)
Revenue	$35	$87	149%
Adjusted OIBDA	$(43)	$(26)	40%
Adjusted OIBDA margin	NM	NM	NM
Average sale price (ASP)	€32.68	€33.34	2%
Units sold	0.79	2.14	171%

(1)	Revenue and adjusted OIBDA change calculated in US dollars, not local currency

(2)	Based on gross dollar orders less projected cancellations plus waitlist shipped.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months and 12 months ended December 31, 2012 to the same period in 2011.
On August 9, 2012 Liberty Interactive completed the approved recapitalization of its common stock through the creation of the Liberty Interactive common stock and Liberty Ventures common stock as tracking stocks. In the recapitalization, each holder of Liberty Interactive common stock remained a holder of the same amount and series of Liberty Interactive common stock and received 0.05 of a share of the corresponding series of Liberty Ventures common stock, by means of a dividend, with cash issued in lieu of fractional shares of Liberty Ventures common stock.
In connection with the creation of the Liberty Ventures tracking stock, Liberty distributed subscription rights to purchase shares of Series A Liberty Ventures common stock at a per share subscription price of $35.99 for one share of Series A Liberty Ventures common stock pursuant to a basic subscription privilege and also entitled the holder to subscribe for additional shares pursuant to an oversubscription privilege. The rights offering commenced on September 12, 2012 and expired on October 9, 2012. In the fourth quarter, approximately 9 million Series A Liberty Ventures shares were issued in connection with the rights offering resulting in approximately $328 million of cash proceeds.
The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's consolidated statements of operations which are included in its Form 10-K.
Fair Value of Public Holdings

(amounts in millions)	9/30/2012	12/31/2012
HSN(1)	$982	$1,102
Total Attributed Liberty Interactive Group	$982	$1,102

Expedia(2)(3)	$2,002	$1,389
TripAdvisor(4)	861	—
Interval Leisure Group and Tree.com(5)	358	373
Other Public Holdings(6)	1,639	1,815
Total Attributed Liberty Ventures Group	$4,860	$3,577

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value which aggregated $241 million and $242 million at September 30, 2012 and December 31, 2012, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value which aggregated $681 million and $431 million at September 30, 2012 and December 31, 2012, respectively.

(3)
Liberty entered into a forward sales contract on 12 million shares of Expedia common stock in March 2012 at a per share forward price of $34.316. The forward contract was settled in October 2012 for total cash proceeds of $412 million and the 12 million shares of Expedia common stock, previously held as collateral, were released to the counterparty. In the fourth quarter when the forward contract settled, the difference between the fair value of the Expedia shares and the carrying value of the shares, $443 million, was recognized in the gain (loss) on transactions, net line item in the statement of operations.

(4)	TripAdvisor became a consolidated subsidiary attributed to Liberty Ventures Group in the fourth quarter of 2012.

(5)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values which aggregated $94 million and $90 million at September 30, 2012 and December 31, 2012, respectively.

(6)	Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2012	12/31/2012
Cash and Liquid Investments Attributable to:
Liberty Interactive Group	$558	$699
Liberty Ventures Group(1)	1,235	2,147
Total Liberty Consolidated Cash (GAAP)	$1,793	$2,846

Less:
Short-term marketable securities - Liberty Ventures Group	$--	$186
Total Liberty Consolidated Cash (GAAP)	$1,793	$2,660

Debt:
Senior notes and debentures(2)	$1,070	$1,032
QVC senior notes(2)	2,500	2,500
QVC bank credit facility	851	903
Other	118	125
Total Attributed Liberty Interactive Group Debt	$4,539	$4,560
Unamortized discount	(19)	(18)
Total Attributed Liberty Interactive Group Debt (GAAP)	$4,520	$4,542

Senior exchangeable debentures(3)	2,852	2,852
TripAdvisor debt facilities	—	412
Total Attributed Liberty Ventures Group Debt	$2,852	$3,264
Fair market value adjustment	(15)	78
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,837	$3,342

Total Liberty Interactive Corporation Debt (GAAP)	$7,357	$7,884

(1)	Includes $186 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2012.

(2)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)	Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount or fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group increased $141 million, primarily due to cash flow from operations at QVC and borrowings of debt at QVC, partially offset by repayments of debt, stock repurchases and capital expended for property and equipment. Total debt attributed to the Liberty Interactive Group increased by $21 million, primarily due to net borrowings on the QVC bank credit facility offset by repayments on senior notes and debentures.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $912 million, primarily due to cash proceeds from dispositions, cash acquired for financial reporting purposes as a result of consolidating TripAdvisor and proceeds received on the rights offering. These inflows were partially offset by payments on settlements of financial instruments and investments in and loans to cost and equity investees. Total debt attributed to the Liberty Ventures Group increased by $412 million, due to the debt acquired for financial reporting purposes as a result of consolidating TripAdvisor effective December 11, 2012.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Gregory B. Maffei will discuss Liberty's earnings release in a conference call which will begin at 5:30 p.m. (ET) on February 27, 2013. The call can be accessed by dialing (888) 487-0361 or (719) 325-2138 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 7:30 p.m. (ET) on March 6, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 8544178#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to
http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, the effect of digital conversion on QVC's channel placement, new service and product offerings, QVC's mobile commerce platform, the continuation of our stock repurchase program, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 8-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty's consolidated statements of operations, which are included in its Form 10-K, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at December 31, 2012, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q11	1Q12	2Q12	3Q12	4Q12
Liberty Interactive Group
QVC
Revenue - US	$1,792	$1,240	$1,280	$1,237	$1,828
Revenue - International	857	692	694	681	864
Revenue - Total	$2,649	$1,932	$1,974	$1,918	$2,692
Adjusted OIBDA - US	401	270	315	278	429
Adjusted OIBDA - International	178	120	123	119	174
Adjusted OIBDA - Total	$579	$390	$438	$397	$603
Operating income - US	254	171	214	173	312
Operating income - International	143	87	87	87	137
Operating income - Total	$397	$258	$301	$260	$449
Gross margin - US	34.6%	35.6%	37.2%	36.1%	34.7%
Gross margin - International	37.4%	37.7%	38.1%	37.4%	37.1%

ANNUAL SUMMARY

(amounts in millions)	2,011	2,012
Liberty Interactive Group
QVC
Revenue - US	$5,412	$5,585
Revenue - International	2,856	2,931
Revenue - Total	$8,268	$8,516
Adjusted OIBDA - US	1,225	1,292
Adjusted OIBDA - International	508	536
Adjusted OIBDA - Total	$1,733	$1,828
Operating income - US	776	870
Operating income - International	361	398
Operating income - Total	$1,137	$1,268
Gross margin - US	35.6%	35.8%
Gross margin - International	37.3%	37.5%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively, and the years ended December 31, 2011 and 2012.

QUARTERLY SUMMARY

(amounts in millions)	4Q11	1Q12	2Q12	3Q12	4Q12
Liberty Interactive Group
Adjusted OIBDA	$619	$419	$455	$397	$626
Depreciation and amortization	(193)	(143)	(147)	(147)	(159)
Stock compensation expense	(17)	(17)	(18)	(18)	(32)
Impairment of intangible assets	—	—	—	(39)	(53)
Operating Income	$409	$259	$290	$193	$382

ANNUAL SUMMARY

(amounts in millions)	2,011	2,012
Liberty Interactive Group
Adjusted OIBDA	$1,827	$1,897
Depreciation and amortization	(641)	(596)
Stock compensation expense	(49)	(85)
Impairment of intangible assets	—	(92)
Operating Income	$1,137	$1,124

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or Group's operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively, and the years ended December 31, 2011 and 2012.

QUARTERLY SUMMARY

(amounts in millions)	4Q11	1Q12	2Q12	3Q12	4Q12
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$401	$270	$315	$278	$429

QVC Japan	78	63	70	67	79
QVC Germany	69	46	39	36	58
QVC UK	40	20	21	21	42
QVC Italy	(9)	(9)	(7)	(5)	(5)
QVC International adjusted OIBDA	$178	$120	$123	$119	$174

Consolidated QVC adjusted OIBDA	579	390	438	397	603
Depreciation and amortization	(176)	(127)	(129)	(129)	(141)
Stock compensation	(6)	(5)	(8)	(8)	(13)
Operating Income	$397	$258	$301	$260	$449

eCommerce Businesses
Adjusted OIBDA	49	34	23	4	35
Depreciation and amortization	(17)	(17)	(16)	(18)	(19)
Stock compensation	(2)	(2)	(8)	(3)	(2)
Impairment of intangible assets	—	—	—	(39)	(53)
Operating Income (Loss)	$30	$15	$(1)	$(56)	$(39)

ANNUAL SUMMARY

(amounts in millions)	2,011	2,012
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$1,225	$1,292

QVC Japan	241	279
QVC Germany	199	179
QVC UK	111	104
QVC Italy	(43)	(26)
QVC International adjusted OIBDA	$508	$536

Consolidated QVC adjusted OIBDA	1,733	1,828
Depreciation and amortization	(574)	(526)
Stock compensation	(22)	(34)
Operating Income	$1,137	$1,268

eCommerce Businesses
Adjusted OIBDA	123	96
Depreciation and amortization	(66)	(70)
Stock compensation	(2)	(15)
Impairment of intangible assets	—	(92)
Operating Income (Loss)	$55	$(81)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
December 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
ASSETS	amounts in millions
Current assets:
Cash and cash equivalents	$699	1,961	—	2,660
Trade and other receivables, net	1,095	106	—	1,201
Inventory, net	1,106	—	—	1,106
Other current assets	241	206	(156)	291
Total current assets	3,141	2,273	(156)	5,258
Investments in available-for-sale securities and other cost investments	4	1,815	—	1,819
Investments in affiliates, accounted for using the equity method	304	547	—	851
Property and equipment, net	1,220	15	—	1,235
Intangible assets not subject to amortization	8,431	5,449	—	13,880
Intangible assets subject to amortization, net	1,934	1,183	—	3,117
Other assets, at cost, net of accumulated amortization	81	14	—	95
Total assets	$15,115	11,296	(156)	26,255

LIABILITIES AND EQUITY
Current liabilities:
Intergroup Payable (Receivable)	$70	(70)	—	—
Accounts payable	705	14	—	719
Accrued liabilities	819	99	—	918
Current portion of debt	265	1,373	—	1,638
Current deferred tax liabilities	—	1,068	(156)	912
Other current liabilities	267	35	—	302
Total current liabilities	2,126	2,519	(156)	4,489
Long-term debt	4,277	1,969	—	6,246
Deferred income tax liabilities	1,318	1,891	—	3,209
Other liabilities	234	26	—	260
Total liabilities	7,955	6,405	(156)	14,204
Equity/Attributed net assets (liabilities)	7,011	551	—	7,562
Noncontrolling interests in equity of subsidiaries	149	4,340	—	4,489
Total liabilities and equity	$15,115	11,296	(156)	26,255

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Twelve months ended December 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
REVENUE:
Net retail sales	$10,018	36	10,054
Cost of sales	6,396	—	6,396
Gross profit	3,622	36	3,658

OPERATING COSTS AND EXPENSES:
Operating	833	7	840
Selling, general and administrative, including stock-based compensation	977	32	1,009
Impairment of intangible assets	92	—	92
Depreciation and amortization	596	13	609
	2,498	52	2,550
Operating income	1,124	(16)	1,108

OTHER INCOME (EXPENSE):
Interest expense	(322)	(110)	(432)
Share of earnings (losses) of affiliates, net	28	57	85
Realized and unrealized gains (losses) on financial instruments, net	51	(402)	(351)
Gains (losses) on transactions, net	—	1,531	1,531
Other, net	—	44	44
	(243)	1,120	877
Earnings (loss) before income taxes	881	1,104	1,985
Income tax (expense) benefit	(352)	(42)	(394)
Net earnings (loss)	529	1,062	1,591
Less net earnings (losses) attributable to noncontrolling interests	63	(2)	61
Net earnings (loss) attributable to Liberty stockholders	$466	1,064	1,530

Liberty Interactive Group Shares Outstanding
Outstanding A and B shares as of January 31, 2013 (in millions)	542

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Twelve months ended December 31, 2011 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
REVENUE:
Net retail sales	$9,616	—	9,616
Cost of sales	6,114	—	6,114
Gross profit	3,502	—	3,502

OPERATING COSTS AND EXPENSES:
Operating	866	—	866
Selling, general and administrative, including stock-based compensation	858	4	862
Depreciation and amortization	641	—	641
	2,365	4	2,369
Operating income (loss)	1,137	(4)	1,133

OTHER INCOME (EXPENSE):
Interest expense	(317)	(110)	(427)
Share of earnings (losses) of affiliates, net	23	117	140
Realized and unrealized gains (losses) on financial instruments, net	75	9	84
Other, net	15	(6)	9
	(204)	10	(194)
Earnings (loss) before income taxes	933	6	939
Income tax (expense) benefit	(353)	1	(352)
Earnings (loss) from continuing operations	580	7	587
Earnings (loss) from discontinued operations, net of taxes	378	—	378
Net earnings (loss)	958	7	965
Less net earnings (loss) attributable to the noncontrolling interests	53	—	53
Net earnings (loss) attributable to Liberty stockholders	$905	7	912

Liberty Interactive Group Shares Outstanding
Outstanding A and B shares as of January 31, 2012 (in millions)	575

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Twelve months ended December 31, 2012 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$529	1,062	1,591
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	596	13	609
Stock-based compensation	85	6	91
Cash payments for stock based compensation	(12)	—	(12)
Excess tax benefit from stock-based compensation	(56)	(8)	(64)
Share of (earnings) losses of affiliates, net	(28)	(57)	(85)
Cash receipts from return on equity investments	11	34	45
Realized and unrealized (gains) losses on financial instruments, net	(51)	402	351
(Gains) losses on transactions, net	—	(1,531)	(1,531)
Impairment of intangible assets	92	—	92
Deferred income tax (benefit) expense	(179)	192	13
Other, net	9	(30)	(21)
Intergroup tax allocation	152	(152)	—
Intergroup tax payments	(33)	33	—
Changes in operating assets and liabilities
Current and other assets	(78)	8	(70)
Payables and other current liabilities	433	(10)	423
Net cash provided (used) by operating activities	1,470	(38)	1,432

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,030	1,030
Proceeds from settlements of financial instruments, net	—	(258)	(258)
Investments in and loans to cost and equity investees	(59)	(177)	(236)
Capital expended for property and equipment	(338)	(1)	(339)
Net sales (purchases) of short term and other marketable securities	46	(76)	(30)
Other investing activities, net	(111)	97	(14)
Net cash provided (used) by investing activities	(462)	615	153

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,316	—	2,316
Repayments of debt	(1,392)	(120)	(1,512)
Proceeds from rights offering	—	328	328
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup receipts (payments), net	162	(162)	—
Repurchases of Liberty common stock	(815)	—	(815)
Taxes paid in lieu of shares issued for stock-based compensation	(112)	(16)	(128)
Excess tax benefit from stock-based compensation	56	8	64
Other financing activities, net	(5)	—	(5)
Net cash provided (used) by financing activities	(1,136)	1,384	248

Effect of foreign currency rates on cash	(20)	—	(20)
Net increase (decrease) in cash and cash equivalents	(148)	1,961	1,813
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$699	1,961	2,660

IBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Twelve months ended December 31, 2011 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$958	7	965
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	—	(378)
Depreciation and amortization	641	—	641
Stock-based compensation	49	—	49
Cash payments for stock based compensation	(3)	—	(3)
Excess tax benefit from stock-based compensation	(19)	—	(19)
Share of losses (earnings) of affiliates, net	(23)	(117)	(140)
Cash receipts from return on equity affiliates, net	3	19	22
Realized and unrealized gains (losses) on financial instruments, net	(75)	(9)	(84)
Deferred income tax (benefit) expense	(109)	153	44
Other, net	(16)	20	4
Intergroup tax allocation	154	(154)	—
Changes in operating assets and liabilities
Current and other assets	(174)	—	(174)
Payables and other current liabilities	(20)	(7)	(27)
Net cash provided (used) by operating activities	988	(88)	900

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	—	—
Investments in and loans to cost and equity investees	(56)	(9)	(65)
Capital expended for property and equipment	(312)	—	(312)
Net sales (purchases) of short term and other marketable securities	(46)	—	(46)
Other investing activities, net	(14)	—	(14)
Net cash provided (used) by investing activities	(428)	(9)	(437)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	383	—	383
Repayments of debt	(788)	(111)	(899)
Intergroup receipts (payments), net	(208)	208	—
Repurchases of Liberty common stock	(366)	—	(366)
Taxes paid in lieu of shares issued for stock-based compensation	(5)	—	(5)
Excess tax benefit from stock-based compensation	19	—	19
Other financing activities, net	(48)	—	(48)
Net cash provided (used) by financing activities	(1,013)	97	(916)
Effect of foreign currency rates on cash	(4)	—	(4)
Net cash provided (used) by financing activities
Net cash provided by (to) discontinued operations
Net cash provided (used) by operating activities	304	—	304
Net cash provided (used) by investing activities	(104)	—	(104)
Net cash provided (used) by financing activities	(264)	—	(264)
Change in available cash held by discontinued operations	15	—	15
Net cash provided by (to) discontinued operations	(49)	—	(49)
Net increase (decrease) in cash and cash equivalents	(506)	—	(506)
Cash and cash equivalents at beginning of period	1,353	—	1,353
Cash and cash equivalents at end period	$847	—	847